Exhibit 99.3
Pro Forma Financial Information.
     On March 9, 2006, the registrant and its wholly owned subsidiary, W Lab Acquisition Corp. (“WLab”), acquired substantially all of the assets and certain liabilities of Woodridge Labs, Inc. (“Woodridge”). Woodridge operates in one segment and is a leading independent developer and marketer of branded consumer products that offer simple, effective solutions to niche personal care needs. The headquarters, principal executive offices and distribution center are located in two facilities in Van Nuys, California
     The purchase price comprised:
•	$22.5 million in cash (subject to purchase price adjustments);

•	8,467,410 shares of the registrant’s Class A Common Stock constituting approximately 20% of the total outstanding common stock of the registrant immediately after such issuance, which shares were issued to Woodridge;

•	the assumption by WLab of a promissory note of Woodridge in the principal amount of $1.0 million, which assumed debt was paid in full by WLab on the closing date of the Transaction; and

•	an earn-out of up to $2.5 million which is payable if the audited EBITDA of WLab for the period from the closing date of the Transaction through December 31, 2006 exceeds $4.2 million, and is fully earned at approximately $6.5 million of audited EBITDA of WLab. This earn-out amount, if any, is payable in the second quarter of 2007.
     The acquisition was financed using a combination of Nextera’s existing cash resources and a new $15.0 million senior secured credit facility, entered into on March 9, 2006, $13.0 million of which was drawn at the closing and utilized for the purchase.
     The following unaudited pro forma condensed financial statements that follow illustrate the effects of the acquisition on the historical financial position and operating results of the registrant and Woodridge after giving effect to the acquisition of Woodridge using the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
     The unaudited pro forma condensed combined statement of operations is presented as if the acquisition had occurred on January 1, 2005 is not indicative of what the actual results would have been had the acquisition been completed on the date indicated nor do they purport to indicate the results of our future operations or the future operations of Nextera. The accompanying unaudited pro forma condensed combined balance sheet is presented to give effect to the acquisition of Woodridge as if the acquisition had occurred on December 31, 2005.
     The acquisition will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141). Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible identifiable assets and liabilities based on their estimated relative fair values. Management has made a preliminary allocation to the net tangible and intangible assets acquired and liabilities assumed based on preliminary estimates. The final purchase price allocation may differ significantly from the preliminary allocation included in the accompanying unaudited pro forma condensed combined financial statements.
     The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that are believed to be reasonable. These adjustments give effect to events directly attributable to the acquisition and do not reflect any potential cost savings or other synergies that management may realize as a result of the transaction.

     The unaudited pro forma condensed combined financial statements do not purport to represent what our financial position and results of operations would have actually been had the acquisition occurred on the dates indicated, and as previously stated, cannot be considered indicative of actual results. The unaudited pro forma combined financial statements should be read in conjunction with our historical consolidated financial statements and notes contained in our Annual Report on Form 10-K for the year ended December 31, 2004, our subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2005

		Historical		Total Pro Forma		Pro Forma Statement
	Nextera	Woodridge	Subtotal	Adjustments		of Operations
Net sales	$—	$14,682	$14,682	$—		$14,682

Cost of sales	—	3,621	3,621	—		3,621

Gross profit	—	11,061	11,061	—		11,061
Selling, general and administrative	2,054	7,196	9,250	(193)	(a)
				(393)	(b)	8,664
Amortization of intangible assets	—	—	—	733	(c)	733

Operating income/(loss) from continuing operations	(2,054)	3,865	1,811	(147)		1,664
Interest expense, net	287	2	289	(1,338)	(d)	(1,049)
Other expense	(188)	(17)	(205)	—		(205)

Income/(loss) from continuing operations before income taxes	(1,955)	3,850	1,895	(1,485)		410

Provision for Income taxes	24	60	84	453	(e)	537

Net income/(loss) from continuing operations	(1,979)	3,790	1,811	(1,938)		(127)

Preferred stock dividends	(328)	—	(328)	—		(328)

Net Income/ (loss) available to common stockholders	$(2,307)	$3,790	$1,483	$(1,938)		$(455)

Net Income (loss) per common share from continuing operations
Basic	(0.07)					(0.01)
Diluted	(0.07)					(0.01)
Weighted average number of common shares outstanding
Basic	33,870					42,337
Diluted	33,870					42,337
See Notes to these Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2005

		Historical		Total		Proforma Balance
	Nextera	Woodridge	Subtotal	Proforma Adjustments		Sheet
Assets
Cash	$15,043	$244	$15,287	$(23,250)	(1)
				12,675	(2)
				(1,000)	(3)	$3,712
Accounts receivable	—	1,813	1,813	—		1,813
Inventory	—	2,481	2,481	1,451	(4)	3,932
Prepaid and other current assets	128	315	443	—		443

Total current assets	15,171	4,853	20,024	(10,124)		9,900
Fixed assets	22	110	132	—		132
Other assets	42	508	550	(146)	(5)
				325	(2)	729
Goodwill	—	—	—	15,917	(6)	15,917
Intangible assets	—	76	76	6,924	(6)	7,000

Total assets	$15,235	$5,547	$20,782	$12,896		$33,678

Liabilities
Accounts payable and accrued expenses	$748	$1,712	$2,460	$(503)	(5)	$1,957
Current portion of long-term debt	337		337	—		337
Senior credit facility, current portion	—	1,000	1,000	(1,000)	(3)	—
				3,500	(2)	3,500

Total current liabilities	1,085	2,712	3,797	1,997		5,794
Senior credit facility	—	—	—	9,500	(2)	9,500
Other long-term liabilities	791	2	793	(2)	(5)	791

Equity	13,359	2,833	16,192	4,234	(7)
				(2,833)	(8)	17,593

Total liabilities and stockholder equity	$15,235	$5,547	$20,782	$12,896		$33,678

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(dollar amounts in tables expressed in thousands)
1. The Woodridge Acquisition
On March 9, 2006, we acquired, through our subsidiary, W Lab Acquisition Corp., substantially all of the assets and most of the liabilities of Woodridge Labs, Inc. in a purchase business combination. The purchase price primarily includes cash paid at closing and the estimated acquisition-related costs. The purchase price is summarized as follows.

Cash	$22,500

Equity	4,234

Estimated acquisition related costs	750

$27,484

2. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
Adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 in connection with the Woodridge acquisition are presented below.
(a)	Adjustment to record compensation adjustments to the former shareholders in accordance with the terms of the new employment agreements.

(b)	Adjustment to record net effect of benefit plan not assumed by Nextera in accordance with the terms of the asset purchase agreement.

(c)	Adjustment to record pro forma amortization expense for the $7.0 million of estimated other intangible assets recorded when we acquired Woodridge. These intangible assets consist of non-compete agreements which we are amortizing over the life of the agreements and brands/trademarks which we are amortizing over 10 years.

(d)	Adjustment to record pro forma interest expense. In connection with the acquisition, $13.0 million was borrowed to pay a portion of the acquisition cost. Based on the LIBOR rate in effect at the closing date of March 9, 2006, the average interest rate associated with the average outstanding acquisition-related borrowings was 8.6%. Additionally, approximately $0.3 million of financing costs was incurred that we are amortizing over the contractual life of the related debt. Interest income in Nextera’s historical statement of operations has been adjusted to eliminate the interest income generated by the cash utilized in the purchase price.

(e)	To adjust the Woodridge tax rate to the C Corporation rate, to record income tax expense associated with other pro forma adjustments and to record deferred tax expense associated with the goodwill generated from the transaction.
3. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments we made to the unaudited pro forma condensed combined balance sheet at December 31, 2005 in connection with the Woodridge acquisition are presented below.

(1)	Adjustment to record the use of cash to purchase Woodridge. Nextera paid $22.5 million to acquire Woodridge and the payment of approximately $0.8 million in transaction costs.

(2)	Adjustment to record debt incurred at closing. On March 9, 2006, $13.0 million was borrowed under the Company’s senior credit facility and $0.3 million of financing fees were paid to arrange for the borrowing.

(3)	Adjustment to record the immediate repayment of Woodridge line of credit assumed at closing.

(4)	Adjustment to increase Woodridge’s inventory to fair value less selling profit. This adjustment will result in an increase in costs of sales upon the sale of the inventory. This increase in costs is non-recurring and accordingly is not reflected in the pro forma condensed combined statements of operations.

(5)	Adjustment to eliminate specified the amounts of assets and accrued liabilities not assumed by Nextera in accordance with the terms of the asset purchase agreement

(6)	Adjustment to record the allocation of the purchase price to goodwill and other intangible assets acquired in the transaction. The estimated purchase price of $27.5 million has been assigned to the tangible and intangible assets acquired and liabilities assumed as follows. These estimates could change based on a final appraisal of the intangibles acquired

Current assets	$6,304
Long-term assets	472
Goodwill	15,917
Non-compete agreements	3,000
Trademarks & brand names	4,000

Total assets at December 31, 2005	$29,693
Less liabilities at December 31, 2005	(2,209)

$27,484

(7)	Adjustment to record the fair value of Nextera shares issued as part of purchase price.

(8)	Adjustment to eliminate the Woodridge’s historical equity accounts.